Exhibit 5.1

[Baker & McKenzie LLP Letterhead]

February 12, 2018

Sotherly Hotels Inc.

Sotherly Hotels LP

410 W. Francis Street

Williamsburg, Virginia 23185

RE:	Offering of $25,000,000 Aggregate Principal Amount of 7.25% Senior Unsecured Notes due 2021

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”), and its sole general partner, Sotherly Hotels Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Operating Partnership of its 7.25% Senior Unsecured Notes due 2021 (the “Notes”), in the aggregate principal amount of $25,000,000, which Notes are fully and unconditionally guaranteed by the Company (the “Note Guarantee” and, collectively with the Notes, the “Securities”). The Securities are the subject of a prospectus included as part of a registration statement on Form S-3 (File Nos. 333-220369 and 333-220369-01), jointly filed on behalf of the Company and the Operating Partnership with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 7, 2017 and declared effective by the SEC on September 20, 2017 (which, together with the prospectus included therein, shall hereinafter be referred to as the “Registration Statement”), as supplemented by a preliminary prospectus supplement filed on February 5, 2018 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”) and a final prospectus supplement filed on February 9, 2018 pursuant to Rule 424(b)(5) (the “Final Prospectus”).

The Securities are to be (A) issued pursuant to an Indenture (the “Base Indenture”), dated as of February 12, 2018, among the Operating Partnership, the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture (together with the Base Indenture, the “Indenture”), dated as of February 12, 2018, among the Operating Partnership, the Company and the Trustee; and (B) sold pursuant to an underwriting agreement, dated as of February 8, 2018 (the “Underwriting Agreement”), among the Operating Partnership, the Company and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein (the “Underwriters”). Unless otherwise defined herein, each capitalized term used herein that is defined in the Underwriting Agreement has the meaning given such term in the Underwriting Agreement.

In reaching the opinions set forth herein, we have reviewed copies of the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the Final Prospectus, and we have examined the originals, or photostatic or certified copies, of the minutes of the meetings and written resolutions of the Board of Directors of the Company, or its committees and the sole general partner of the Operating Partnership as provided to us by the Company, the Articles of Amendment and Restatement, as amended, and by-laws of the Company, the Agreement of Limited Partnership of the Operating Partnership, each as restated and/or amended to date, and of such other agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we have deemed relevant and necessary as the basis of the opinions set forth below. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company and the Operating Partnership.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing in a representative capacity (other than on behalf of the Company or the Operating Partnership) any document reviewed by us had authority to sign in such capacity and (vi) the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus.

Based on and subject to the foregoing, we are of the opinion that the Securities have been duly and validly authorized, and when the Securities have been issued in accordance with the terms of the Indenture, the Securities will constitute valid and binding obligations of the Operating Partnership and the Company, as applicable, enforceable against the Operating Partnership and the Company, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The opinions expressed above are limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the corporate law of the State of Maryland and the law of the State of New York, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Final Prospectus and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws, and we do not express any opinions as to the laws of any other jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K dated February 12, 2018, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP